UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2015

Medytox Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-54346	90-0902741
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of February 4, 2015, Medytox Solutions, Inc. (“Medytox” or the “Company”), appointed Samuel R. Mitchell, Jr. as the Company's Chief Operating Officer.

Mr. Mitchell, age 33, commenced employment with the Company in January 2015, and was appointed Chief Operating Officer on February 4, 2015. Prior to joining the Company, Mr. Mitchell previously served as the Chief Operating Officer for Premier Family Health, P.A. from August 2013 until November 2014; the Practice Administrator for Pulmonary Disease Specialist, P.A. from May 2012 until July 2013; the Chief Business Officer for Greenville Clinic Corp. from December 2010 until April 2012; and the Area Director for U.S. Healthworks Medical Group from February 2007 until November 2010. Mr. Mitchell received a Master in Business Administration from Nova Southeastern University in 2009; a Master of Health Administration from Nova Southeastern University in 2007; and a Bachelor of Science - Business Administration degree from Florida A&M University in 2004.

Mr. Mitchell entered into a two-year employment agreement with the Company effective February 4, 2015, pursuant to which he will be compensated at the rate of $205,000 per annum, and will be entitled to participate in any annual bonus plans that may be approved by the Company's Board of Directors. In addition, Mr. Mitchell will be entitled to receive 100,000 stock options under the Company's option plan then in effect so long as Mr. Mitchell remains employed with the Company on December 31st of each calendar year during the term of the employment agreement.

Section 8 – Other Events.

Item 8.01. Other Events.

On February 18, 2015, the Company issued the press release attached hereto as Exhibit 99.1, regarding the appointment of Mr. Mitchell as the Company's Chief Operating Officer.

Section 9 – Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement by and between Medytox Solutions, Inc. and Samuel R. Mitchell, dated as of February 4, 2015.
99.1	Press Release, dated February 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2015	MEDYTOX SOLUTIONS, INC.

	By:	/s/ Seamus Lagan
Seamus Lagan, CEO (principal executive officer)